As filed with the Securities and Exchange Commission on March 6, 2001

                                                      Registration No. 333-43550
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   -------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   -------------------------------------------

                              NEWTEK CAPITAL, INC.
             (Exact name of registrant as specified in its charter)
                   NEW YORK                       11-3504638
        (State or other jurisdiction of        (I.R.S. Employer
         incorporation or organization)       Identification No.)

                             ----------------------

                             1500 HEMPSTEAD TURNPIKE
                           EAST MEADOW, NEW YORK 11554
                                 (516) 390-2260
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ----------------------

                                  BARRY SLOANE
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              NEWTEK CAPITAL, INC.
                             1500 HEMPSTEAD TURNPIKE
                           EAST MEADOW, NEW YORK 11554
                                 (516) 390-2260
       (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                   Copies To:
                              MATTHEW G. ASH, ESQ.
                                 KUTAK ROCK LLP
                   1101 CONNECTICUT A VENUE, N.W., SUITE 1000
                            WASHINGTON, DC 20036-4374
                             (202) 828-2400 (PHONE)
                              (202) 828-2488 (FAX)

                             ----------------------

APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                             ----------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================

                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED          SHARE(1)               PRICE(1)          REGISTRATION FEE
-----------------------------------    --------------- ---------------------  --------------------  ------------------
Common Stock, $0.02 par value......        375,750              $3.10             $3.10                 $295.00
-----------------------------             --------              -------           -----                 -------
=======================================================================================================================

     (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the registrant's common stock on the American Stock Exchange on March 2, 2001. The Registration Statement of which this Prospectus is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

--------------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                                 375,750 SHARES

                           [NEWTEK CAPITAL, INC. LOGO]

                              NEWTEK CAPITAL, INC.

                                  COMMON STOCK

                        ---------------------------------

     This Prospectus relates to the offering of 375,750 shares of our common stock, par value $0.02 per share. These shares may be sold from time to time by some of our current stockholders, each of whom acquired these shares from us in a private placement.

     The selling stockholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares.

     Our common stock is traded on the American Stock Exchange under the symbol "NKC". On March 2, 2001, the last reported sale price of our common stock was $3.10 per share.

                        --------------------------------

     BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March 6, 2001

                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, 13th Floor, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this Prospectus the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this Prospectus, unless that information is updated and superseded by the information contained in this Prospectus or by any information filed subsequently that is incorporated by reference or by any prospectus supplement. Any prospectus supplement or any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this Prospectus or any prior prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

     *    Annual Report on Form 10-KSB for the year ended December 31, 2000.
     * The description of our Common Stock contained in our Registration Statement on Form 8-A, dated September 18, 2000, which registered our common stock under Section 12(b) of the Securities Exchange Act of 1934.

     This Prospectus is part of a Registration Statement on Form S-3 we have filed with the SEC relating to our common stock registered under the Securities Act of 1933. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the Registration Statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings at no cost by writing to us at Newtek Capital, Inc., 845 Third Street, 8th Floor, New York, NY, Attention:
Ellen Merryman, or by telephoning us at (212) 826-9022. In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our common stock.

     You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus.

                        SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in (i) this Prospectus, (ii) any applicable prospectus supplement and (iii) the documents incorporated by reference into this Prospectus, may constitute "forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

* The performance of our partner companies, aspects of which are outside our control.

* Losses by the capcos due to investments in riskier early-stage and start up businesses could make it significantly more difficult for the capcos to meet minimum state statutory investment benchmarks and thus subject the capcos to decertification and further financial loss.

* The degree and nature of our competition and that of our partner companies.

* The lack of widespread acceptance of the commercial use of the Internet.

* Our ability, and that of our partner companies, to attract and retain key managerial and technical personnel.

* Changes in government regulation of our business and those of our partner companies.

     When used in our documents or oral presentations, the words "anticipate", estimate", "expect", objective", "projection", "forecast", "goal", or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. It is not complete and does not contain all of the information that you should consider before investing in the shares. You should read the entire Prospectus carefully and you should consider the information set forth under "Risk Factors".

     We use the term "our" or "the Company" to refer to Newtek Capital, Inc., a business corporation organized under New York law.

THE COMPANY

     Newtek Capital, Inc. resulted from the combination of the businesses previously owned by BJB Holdings, Inc. and REXX Environmental Corporation. This combination was closed on September 19, 2000 and followed the approval of the transaction by the stockholders of both companies. Prior to the combination, the principal operating business of REXX was sold, and the Company is the BJB businesses under its own name. For ease of reference in this document, we refer to "Newtek" the "Company" to include both the business of BJB prior to September 19, 2000 and of Newtek Capital, Inc. following that date.

     The Company's business originated in 1998 in the organization and operation of what are now seven certified capital companies, or "capcos". Since 1998, the business of Newtek has focused on the deployment of these capco funds and the receipt of related tax credit income described below. In this process, Newtek has determined that the capcos provide a base for the structuring, development and acquisition of further businesses, particularly early-stage, technology-oriented companies focused on Internet related commerce, or "e-commerce." Since the last quarter of 1999, the Company has been working to expand its business development activities, and its goal is to be a premier business partner for its acquired or affiliated companies by helping them implement their business strategies in a manner consistent with Newtek's objectives. Through the capco programs and otherwise, the Company is operating as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of existing as well as emerging, technological business lines.

     The management of the Company believes that there will be substantial long-term growth in business-to-business e-commerce that creates significant market opportunities for well positioned, managed and funded emerging companies. Many new companies, including spin-offs from traditional businesses, are currently being formed and funded to develop technologies and solutions to support the new business-to-business e-commerce market. Business-to-business solutions are being rapidly adopted to facilitate the continuous exchange of information among business partners, to large customer audiences, and to allow businesses to interact more efficiently with suppliers, distributors, and service providers. The Company, through its network of partner companies, is participating in this industry.

     In addition, the Company seeks to identify business opportunities in less technologically-oriented areas with strong fundamentals in products and or markets, particularly, those as to which the application of e-commerce technology, or the other business development services which could be provided by the Company, would provide a material improvement in results.

     To date, the majority of Newtek's acquisitions and other business development efforts have been undertaken through the capcos that the Company controls. As of December 31, 2000, Newtek had provided business development services, including in some cases funding, for 13 companies, of which nine are majority owned or primarily controlled and represent $12,613,734 or 80% of its investments other than Government securities.

HOW TO CONTACT US

     Our principal executive offices are located at 1500 Hempstead Turnpike, East Meadow, New York 11554, and our telephone number is (516) 390-2260. We were incorporated in 1999 in New York.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating an investment in the shares of our common stock.

RISKS RELATING TO US:
---------------------

THIS SECTION DESCRIBES RISKS RELATING US AND OUR BUSINESS OPERATIONS. OTHER MATERIAL RISKS RELATING TO OUR PARTNER COMPANIES AND TO THE INTERNET INDUSTRY ARE MORE FULLY DESCRIBED BELOW UNDER "RISKS RELATING TO OUR PARTNER COMPANIES" AND "RISKS RELATING TO THE INTERNET INDUSTRY".

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, YOUR INVESTMENT DECISION WILL BE BASED ON LIMITED AVAILABLE INFORMATION.

     We have primarily engaged in the creation and operation of certified capital companies, or capcos, and have a limited operating history as an Internet holding company upon which you may evaluate our business and prospects. Our business and prospects must be considered in view of the risk, expense and competition frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as e-commerce.

DESPITE NET INCOME FOR THE QUARTER ENDED DECEMBER 31, 2000, WE INCURRED A NET LOSS OF APPROXIMATELY $3,425,000 FOR YEAR ENDED DECEMBER 31, 2000, AND THERE IS A RISK THAT WE AND OUR PARTNER COMPANIES MAY NEVER BECOME PROFITABLE.

     There is a risk that we and our partner companies may never become profitable. We incurred a net loss of approximately $3,425,000 for the year ended December 31, 2000, despite net income of approximately $576,000 in the fourth quarter. In addition, we reported negative cash flows from operating activities for each of years ended December 31,1999 and 2000. Our partner companies are, and we expect that our future partner companies will be, in early stages of development and will have limited or no revenues. Because e-commerce companies, even if successful, typically generate significant losses while they grow, we do not expect our partner companies to generate income for the foreseeable future, and they may never generate income. Further, the income, if any, generated by partner companies may be offset by losses of other partner companies. Moreover, the continuing acquisition by us of interests in early-stage partner companies may further delay profitability. Our short-term success will depend heavily on the operations of our capcos.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN MANY OF OUR COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE INCREASED MARKET SHARE OR EXPAND OUR BUSINESS.

     Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater operational, financial, marketing and other resources than the Company. If capital markets were to weaken for an extended period of time, our larger competitors might then, in part due to having greater financial resources, have easier access to expand their businesses. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

IF WE CANNOT ACQUIRE INTERESTS IN PARTNER COMPANIES, OUR BUSINESS STRATEGY WILL FAIL.

     If we cannot acquire interests in attractive partner companies our business strategy will not succeed. We may be unable to acquire an interest in businesses for a number of reasons, including:

*    lack of sufficient capital;

* failure to agree on terms of the acquisition, such as extent or price of acquisition;

*    competition from other acquirers;

*    unwillingness of the target company to partner with us; or

* incompatibility of vision and strategy between us and the management of a target company;

     These factors create the possibility that our opportunities to acquire interests in new partner companies may be limited, in which case our business strategy would fail.

THE VALUE OF OUR COMMON STOCK WOULD LIKELY BE ADVERSELY IMPACTED BY THE NEGATIVE PERFORMANCE OF OUR PARTNER COMPANIES, ASPECTS OF WHICH MAY BE OUTSIDE OUR CONTROL.

     Each of our partner companies may be impacted by economic, governmental, industrial and internal company factors outside our control. If our partner companies do not succeed, the value of our assets and the price of our stock would decline.

BECAUSE OUR CAPCOS ARE SUBJECT TO VARIOUS STATE LAW REQUIREMENTS, A FAILURE OF ANY OF THEM TO MEET THESE REQUIREMENTS COULD SUBJECT THE CAPCO AND OUR STOCKHOLDERS TO SERIOUS FINANCIAL CONSEQUENCES.

     Involuntary decertification of all or substantially all of our capcos would result in material loss to the Company and its stockholders. In general, capcos issue debt and equity instruments, generally warrants, to insurance company investors and the capcos then acquire interests in companies in accordance with applicable state statutes. In return, the states issue tax credits to the capcos, which are available to and used by the insurance company investors to reduce their state tax liabilities. In order to maintain its status as a capco and to avoid the recapture of the tax credits granted, each capco must meet a number of state requirements. A key requirement in order to continue capco certification is that a capco must comply with minimum investment schedules that benchmark both the timing and type of required investments. A final involuntary loss of capco status, that is decertification as a capco, will result in loss of the tax credits for us and our insurance investors and have a serious negative impact on our business strategy.

LOSSES BY THE CAPCOS DUE TO INVESTMENTS IN RISKIER EARLY-STAGE, START UP AND POTENTIALLY HIGH GROWTH BUSINESSES COULD MAKE IT SIGNIFICANTLY MORE DIFFICULT FOR THE CAPCOS TO MEET MINIMUM STATE STATUTORY INVESTMENT BENCHMARKS AND THUS SUBJECT THE CAPCOS TO DECERTIFICATION AS A CAPCO AND FURTHER FINANCIAL LOSS.

     In accordance with our investment objectives, the Company and the capcos will acquire interests in early-stage, technology-oriented companies which are riskier than some other investments. If significant losses occur due to these investments, one or more of the capcos could find that it has diminished resources with which to meet applicable minimum investment benchmarks. If we fail to meet minimum investment benchmarks it is likely that the capco's certified status would be withdrawn and our stockholders would experience significant losses. Decertification could require that the capco make compensatory payments to its investors or suffer the assumption of control of the capco by the capco's financial insurer.

IN THE EVENT OF A THREAT OF DECERTIFICATION BY A STATE, THE CAPCO FINANCIAL INSURER IS AUTHORIZED (ABSENT APPROPRIATE CORRECTIVE ACTION BY THE CAPCO) TO ASSUME UP TO COMPLETE CONTROL OF A CAPCO WHICH WOULD LIKELY RESULT IN FINANCIAL LOSS TO THE CAPCO AND POSSIBLY US AND OUR STOCKHOLDERS.

     Under the terms of insurance policies purchased by the capcos for the benefit of the investors, the capco insurer is authorized, in the event of a threat of decertification by a state, and absent appropriate corrective action by the capco, to assume up to complete control of a capco so as to avoid final decertification and interest payments. While avoiding final decertification, control by the insurer would result in significant disruption of the capco's business and likely result in financial loss to the capco and possibly us and our stockholders.

IN THE ABSENCE OF FUNDS FROM SOURCES OTHER THAN THE CAPCOS, OUR ABILITY TO MAKE INVESTMENTS IN PARTNER COMPANIES WILL BE LIMITED TO THOSE PERMISSIBLE TO THE CAPCOS.

     Absent other funding sources, our ability to invest in or acquire partner companies is limited to investments permissible to the various capcos. This limitation may require us to forego attractive or desirable partner company investments, which could adversely affect or prevent implementation of our business strategy. In the programs under which the capcos operate, investments by a capco may only be made in the state in which the particular capco operates and the target company must meet certain requirements, as to size, employment of state residents and possible relocation.

IN THE ABSENCE OF THE ADOPTION OF NEW CAPCO PROGRAMS, WE WILL BE UNABLE TO DERIVE ANY NEW INCOME FROM TAX CREDITS, WHICH TO DATE REPRESENTS SUBSTANTIALLY ALL OF OUR INCOME.

     Virtually all of our income for the years ended December 31, 1999 and December 31, 2000, was derived from the recognition of income related to tax credits available under current certified capital company programs. We will recognize additional income related to tax credits over the next four to ten years from these programs. Thereafter, unless additional capco programs are adopted and we are able to participate in them, we will derive no income from additional capco programs. The adoption of new state capco programs in the future could be materially and adversely affected by adverse changes in the current relatively good economic conditions. When an adverse change occurs, the willingness of state governments to provide capco tax credits would likely be materially diminished. This could have a material adverse affect on the Company.

BECAUSE OUR METHOD OF RECOGNITION OF INCOME DERIVED FROM THE CAPCO TAX CREDITS CAUSES MOST OR ALL SUCH INCOME TO BE RECEIVED IN THE FIRST FIVE (5) YEARS OF THE PROGRAMS, IN THE ABSENCE OF INCOME FROM OTHER SOURCES, THE COMPANY AND ITS CAPCOS COULD SUSTAIN MATERIAL LOSSES IN LATER YEARS.

     In all capco programs, we recognize the majority of our income from the tax credits in the first five years of the ten-year programs. In the absence of income from other sources, we and our capcos would likely sustain material losses. Although we will not be recognizing tax credit income in the second half of the ten-year program, we will continue to incur costs for the administration of the capcos.

BECAUSE OUR BUSINESS STRATEGY REQUIRES PARTNER COMPANIES TO SHARE RELEVANT INFORMATION WHICH MAY BE CONFIDENTIAL, WE AND COMPETING PARTNER COMPANIES MAY BE UNABLE TO BENEFIT FROM THE SHARING OF RELEVANT INFORMATION, AND OUR BUSINESS STRATEGY MAY BE NEGATIVELY AFFECTED.

     Our business strategy depends in part on our ability to share relevant information within our network of partner companies, while at the same time maintaining appropriate confidentiality. There could arise a situation where we compete with some of our partner companies or some of our partner companies compete with each other. If competition develops among our partner companies, we and our partners may be unable to benefit fully from the sharing of information. If we cannot convince partner companies of the value of this business model, our ability to attract new companies may be adversely affected, and our strategy of building a collaborative network may not succeed.

BECAUSE WE DEPEND ON OUR ABILITY AND THE ABILITY OF OUR PARTNER COMPANIES TO ATTRACT AND RETAIN KEY PERSONNEL, ANY LOSS OF, OR INABILITY TO ATTRACT THESE PERSONNEL COULD ADVERSELY AFFECT US.

     Our success depends upon the continued service of each member of our senior management and upon our ability and the ability of our partner companies to attract and retain qualified personnel. Competition for qualified employees is intense. If we or our partner companies lose the services of key personnel or officers, or are unable to attract additional qualified personnel, the business, financial condition, results of operations and cash flows of us or one or more of our partner companies, could be materially adversely affected. It can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out our strategy. We have employment agreements only with Messrs. Sloane, Wasserman and Rubin, and we do not currently maintain key-man life insurance policies on any of these individuals.

BECAUSE EXPENSES ARE EXPECTED TO INCREASE AS WE BUILD AN INFRASTRUCTURE AND IMPLEMENT OUR BUSINESS STRATEGY, WE MAY INCUR ADDITIONAL LOSSES IN THE FUTURE.

     Because our expenses are expected to increase as we build an infrastructure and implement our business strategy, we will likely incur significant additional losses in the near future. We expect the additional expenses to result primarily from our plans to:

* expand existing systems;
* broaden partner company support capabilities;
* continue to explore acquisition opportunities and alliances; and
* facilitate business arrangements among partner companies.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940, WE WILL NOT BE ABLE TO EXECUTE SUCCESSFULLY OUR BUSINESS STRATEGY.

     There is a risk that the Securities and Exchange Commission or a court might conclude that we fall within the definition of investment company, and unless an exclusion were available, we would be required to register under the Investment Company Act of 1940. Compliance with the Investment Company Act, as a registered investment company, would cause us to alter significantly our business strategy, impair our ability to operate as planned and seriously harm our business. If we fail to comply with the requirements of this Act, we would be prohibited from engaging in business or selling securities, and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of and liquidate our business. However, registration under the Investment Company Act would make us subject to the significant operations which are inconsistent with our strategy of participating in the management and development of partner companies.

     The SEC has adopted Rule 3a-1 that provides an exclusion from registration as an investment company if a company meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in companies with a view to realizing profits through subsequent sales of these interests. A company satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S. Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and companies which it primarily and actively controls. A company satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily and actively controlled companies.

IF TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT WE ARE FORCED TO SELL, BUY OR RETAIN CERTAIN ASSETS THAT WE WOULD NOT OTHERWISE SELL, BUY OR RETAIN, THE SUCCESSFUL EXECUTION OF OUR BUSINESS STRATEGY MAY BE DELAYED OR PREVENTED AND THE STRENGTH OF OUR COLLABORATIVE NETWORK COULD BE ADVERSELY AFFECTED.

     To avoid registration under the Investment Company Act, we may need to sell assets which we would otherwise want to retain and may be unable to sell assets which we would otherwise want to sell. If we were forced to sell assets, we may not receive maximum value for our interest. If we were forced to acquire additional, or to retain existing, income-generating or loss-generating assets which we would not otherwise have acquired or retained, we may need to forego opportunities to acquire interests in attractive companies that would benefit our business. If we were forced to sell, buy or retain assets in this manner, we may be prevented from successfully executing our current business strategy and the strength of our collaborative network could be adversely affected.

     Our ability to sell partner company interests to generate income or to avoid regulation under the Investment Company Act may be limited especially where there is no public market for a partner company's stock. Market, regulatory, contractual and other conditions largely beyond our control will affect:

*    our ability to sell our interests in partner companies;
*    the timing of these sales; and
*    the amount of proceeds from these sales.

     If we divest all or part of our interest in a partner company, we may not receive maximum value for that interest, and we may sell the interest for less than the amount we paid to acquire it or at less than its maximum value. Even if a partner company has publicly-traded stock, we may be unable to sell our interest in that company at then-quoted market prices. In addition, we may be required to buy assets in order to avoid excessive income from non-controlled businesses, or we may be required to ensure that we retain a more than 25% ownership interest in a partner company after an equity offering.

RISKS RELATING TO OUR PARTNER COMPANIES

BECAUSE WE ACQUIRE INTERESTS IN PRIVATE, NON-REPORTING EARLY STAGE AND START-UP COMPANIES, STOCKHOLDERS WILL HAVE LIMITED OR NO INFORMATION ABOUT THE OPERATIONS AND FINANCIAL RESULTS OF THESE COMPANIES.

     Separate financial statements or additional disclosure relating to the partner companies will be provided by us only to the extent required by applicable accounting requirements and may not be otherwise available to stockholders. Stockholders may have difficulty evaluating the results of our individual partner companies. If our strategy does not result in successful business ventures, the value of our assets and the price of our common stock would likely decline. This risk is increased due to our plan to concentrate on the acquisition of early-stage, technology-oriented companies.

IF THE COMPANY AND ITS PARTNER COMPANIES ARE UNABLE TO OBTAIN THE RESOURCES REQUIRED BY THE PARTNER COMPANIES FOR THEIR GROWTH AND DEVELOPMENT, THE PARTNER COMPANIES WILL BE HIGHLY SUSCEPTIBLE TO FAILURE, WHICH WOULD DIRECTLY AFFECT OUR PROFITABILITY AND VALUE.

     If the Company and its partner companies are unable to obtain the resources the partner companies require for their growth and development, the partner companies will be highly susceptible to failure, which would directly affect our profitability and value. Early-stage businesses often fail due to their limited material and human resources. The success of our business model is dependent upon the ability of the partner companies, with assistance from us, to arrange for the managerial, capital and other resources which they usually require in order to become and remain profitable.

OUR  PARTNER   COMPANIES  MAY  FAIL  IF  THEIR   COMPETITORS   PROVIDE  SUPERIOR
INTERNET-RELATED OFFERINGS OR CONTINUE TO HAVE GREATER RESOURCES.

     Competition for Internet products and services is intense, and is expected to continue to intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, they will likely fail.

     Many of our partner companies' competitors have greater brand recognition and greater financial, marketing and other resources than its partner companies. As a result, our partner companies may be at a disadvantage in responding to competitors' initiatives.

     WE MAY REQUIRE ADDITIONAL CAPITAL BEYOND THE CAPCO PROGRAMS, WHICH MAY NOT BE AVAILABLE ON SATISFACTORY TERMS, OR AT ALL.

     To the extent permissible under applicable state laws, we intend to utilize the capco programs to fund the growth and operations of our partner companies. If these funds are not available or are available but not sufficient, the Company or its partner companies will have to access the private or public capital markets from which they, as new and unprofitable Internet and high technology companies, may be excluded. In recent months, the capital markets for Internet and high technology companies generally have weakened and may remain so for an extended period of time. If access to these markets is not available or is available but on unacceptable terms, the Company and its partner companies may lack the funds necessary to expand their operations, become profitable or execute their business strategy. The inability to raise funds in the capital markets may result in a material loss to us and our partner companies.

TO THE EXTENT THAT OUR PARTNER COMPANIES GROW RAPIDLY, AND AS WE ACQUIRE MORE AND LARGER INTERESTS IN PARTNER COMPANIES, THE RESOURCES WE ALLOCATE TO ASSIST OUR PARTNER COMPANIES MAY BECOME STRAINED.

     We have made a number of strategic acquisitions, and we intend to continue to make acquisitions in furtherance of our business plan. We may not, however, be able to identify or complete acquisitions that we believe will achieve these goals at prices that we deem acceptable. Additionally, each acquisition involves a number of risks. These risks include:

     - the diversion of our management's attention to the assimilation and ongoing assistance with the operations and personnel of the acquired business, which could strain the management resources we have available;

     - the potential for our partner companies to grow rapidly and adversely effect our ability to assist our partner companies as intended;

     -    possible adverse effects on our results of operations; and

     - possible inability by us to achieve the intended objective of the acquisition.

     Any strain on our ability to assist our partner companies as intended or to successfully acquire and integrate businesses under our business plan would likely have a negative impact on our operations.

RISKS RELATING TO THE INTERNET INDUSTRY
---------------------------------------

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY RESULT IN A LOSS OF BUSINESS AND POTENTIAL LEGAL EXPENSES.

     We believe that concerns regarding the security of confidential information transmitted over the Internet prevent many potential customers from engaging in online transactions. If our partner companies that depend on online transactions do not add sufficient security features to their future product releases, their products may not gain market acceptance or there may be additional legal exposure to them.

     The infrastructure of each partner company is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies' customers will become more concerned about security. If our partner companies are unable to address these concerns adequately, they may be unable to sell their goods and services.

RAPID TECHNOLOGICAL CHANGES MAY PREVENT OUR PARTNER COMPANIES FROM REMAINING CURRENT WITH THEIR TECHNICAL RESOURCES AND MAINTAINING COMPETITIVE PRODUCT AND SERVICE OFFERINGS.

     The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The e-commerce market's growth and intense competition exacerbate these conditions. If our partner companies are unable to respond successfully to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies' ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

THE SUCCESS OF SOME OF OUR PARTNER COMPANIES DEPENDS ON THE DEVELOPMENT OF THE INTERNET, WHICH IS UNCERTAIN.

     If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, some of our partner companies may not succeed.

     Our long-term success with certain partner companies depends on widespread market acceptance of the Internet. A number of factors could prevent acceptance of the Internet, including:

* the unwillingness of businesses to shift from traditional processes to e-commerce processes;
* the necessary network infrastructure and telecommunications services for substantial growth in usage of e-commerce may not develop adequately;
* increased government regulation or taxation of e-commerce may adversely affect its viability; and
*    the security of e-commerce transactions.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES MAY PLACE FINANCIAL BURDENS ON OUR BUSINESS AND THE BUSINESSES OF OUR PARTNER COMPANIES.

     There are currently few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of partner companies.

PLAN OF DISTRIBUTION

     We are registering all 375,750 shares on behalf of the selling stockholders. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this Prospectus may sell the shares from time to time. The selling stockholders may also decide not to sell all the shares they are allowed to sell under this Prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by the selling stockholders in one or more of, or a combination of, the following transactions:

     - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     -  purchases  by  a   broker-dealer   as  principal   and  resale  by  such
broker-dealer for its account pursuant to this Prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The  selling   stockholders  may  enter  into  hedging   transactions  with
broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver our common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of our common stock.

     We will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

SELLING STOCKHOLDERS

     The following table sets forth the name of each of the selling stockholders, the number of shares owned by each of the selling stockholders as of March 5, 2001, and the number of shares of our common stock expected to be owned by each of the selling stockholders after this offering is completed. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this Prospectus. We do not know how long the selling stockholders may offer under this Prospectus. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares being offered by this Prospectus may be offered from time to time by the selling stockholders named below.


                                  SHARES BENEFICIALLY OWNED                               SHARES BENEFICIALLY OWNED
                                      PRIOR TO OFFERING                                        AFTER OFFERING
           NAME OF             --------------------------------    NUMBER OF SHARES     ----------------------------
         STOCKHOLDER              NUMBER          PERCENT           BEING OFFERED         NUMBER          PERCENT
--------------------------------------------------------------------------------------------------------------------
Ralph David Ells Revocable          4,750                 *                3,750                1,000             *
Trust dated 12/13/00
Thomas L. Mulcahy, Jr.              5,000                 *                5,000                   --            --
John Feith                         11,000                 *               11,000                   --            --
F & M Trust Services DTC           55,000                 *               19,000               36,000             *
Account # 2669
Jeffrey V. Williams                 5,000                 *                5,000                   --            --
Lawrence A. Cianciola               4,000                 *                4,000                   --            --
James A. Froemming                  2,500                 *                2,500                   --            --
Mark Fenlon                         6,500                 *                1,000                5,500             *
R. William Breece Revocable         2,500                 *                2,500                   --            --
Living Trust of 3/6/96
F. Anderson Stone                   2,000                 *                2,000                   --            --
Steven R. Kahnmuench SEP IRA        5,000                 *                5,000                   --            --
David T. Martin                    12,500                 *               12,500                   --            --
Ronald F. Krantz                   20,000                 *               20,000                   --            --
Richard Tock                       10,000                 *               10,000                   --            --
Cutler Mill Partners, LLC         125,000                 *              125,000                   --
Richard Hayes IRA Rollover          7,500                 *                7,500                   --
Martin L. Keating                  10,000                 *               10,000                   --            --
Stifel, Nicholaus & Company        25,000                 *               25,000                   --            --
Pamela F. O'Connor                 40,000                 *               40,000                   --            --
Robin Arkin                        40,000                 *               40,000                   --            --
C. Rodney O'Connor                 20,000                 *               20,000                   --            --
David Brindley                      5,000                 *                5,000                   --            --
*   Less than 1 percent.

                                 USE OF PROCEEDS

     Newtek Capital, Inc. will not receive any of the proceeds from the sale of the shares by the selling stockholders.

BUSINESS

OVERVIEW AND BUSINESS STRATEGY

     The Company's business originated in 1998 in the organization and operation of what are now seven certified capital companies, or "capcos". Since 1998, the business of Newtek has focused on the deployment of these capco funds and the receipt of related tax credit income described below. In this process, Newtek has determined that the capcos provide a base for the structuring, development and acquisition of further businesses, particularly early-stage, technology-oriented companies focused on Internet related commerce, or "e-commerce." Since the last quarter of 1999, the Company has been working to expand its business development activities, and its goal is to be a premier business partner for its acquired or affiliated companies by helping them implement their business strategies in a manner consistent with Newtek's objectives. Through the capco programs and otherwise, the Company is operating as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of existing as well as emerging, technological business lines.

     The management of the Company believes that there will be substantial long-term growth in business-to-business e-commerce that creates significant market opportunities for well positioned, managed and funded emerging companies. Many new companies, including spin-offs from traditional businesses, are currently being formed and funded to develop technologies and solutions to support the new business-to-business e-commerce market. Business-to-business solutions are being rapidly adopted to facilitate the continuous exchange of information among business partners, to large customer audiences, and to allow businesses to interact more efficiently with suppliers, distributors, and service providers. The Company, through its network of partner companies, is participating in this industry.

     In addition, the Company seeks to identify business opportunities in less technologically-oriented areas with strong fundamentals in products and or markets. Particularly, those as to which the application of e-commerce technology, or the other business development services which could be provided by the Company, would provide a material improvement in results.

     To date, the majority of Newtek's acquisitions and other business development efforts have been undertaken through the capcos that the Company controls. As of December 31, 2000, Newtek had provided business development services, including in some cases funding, for 13 companies, of which nine are majority owned or primarily controlled and represent $12,613,734 or 80% of its investments other than Government securities.

CERTIFIED CAPITAL COMPANIES

     OVERVIEW. A capco is a "certified capital company," either a corporation or a limited liability company, established in and chartered by one of the five states currently with authorizing legislation (Florida, Louisiana, Missouri, New York and Wisconsin). A capco will issue debt and equity instruments exclusively to insurance companies, and the capcos then are authorized, under the respective state statutes, to make targeted acquisitions of interests in companies which may be majority owned or primarily controlled by the capcos after the acquisition is consummated.

     THE ROLE OF CAPCOS IN THE COMPANY'S BUSINESS STRATEGY. Management of the Company has determined that the features of the capco programs facilitate the use of the capco funds in the support of its development as the holding company for a network of collaborative businesses focused on technology and e-commerce. For example, the business plan for a capco in the State of Louisiana must contain a mission statement described as follows.

                  "The mission statement shall state that the [capco's] purpose is to encourage and assist in the creation, development, and expansion of Louisiana businesses and to provide maximum opportunities for the employment of Louisiana residents, by making equity investments, or financing assistance as a licensed [capco], available to Qualified Louisiana Businesses as stated under [applicable statutes]."

     The authorizing statutes in each of the states in which the Company operates explicitly allow and encourage the capcos to take equity interests, which may include majority or controlling interests, in companies pursuant to the programs. Consequently, the Company may, consistent with its business objectives, acquire interests in companies through its capcos and provide management and other services to these companies as parts of its collaborative network. The Company intends the interests of each of its capcos to consist mainly of interests in majority-owned or primarily controlled partner companies, as it does currently with a substantial majority of its placed funds.

     THE CAPCO PROGRAMS; TAX CREDITS. In return for making investments in the targeted companies, the states provide tax credits which are available for use by insurance companies that provide the funds to the capcos to reduce the insurance companies' state tax liabilities. In order to maintain its status as a capco, and to avoid the recapture or forfeiture of the tax credits, each capco must meet a number of specific investment requirements, including a minimum investment schedule. A final loss of capco status, that is decertification as a capco, results in loss or possible recapture of the tax credit. The agreements entered into by the Company's capcos with their funding insurance companies provide, in the event of decertification, for payments by the capco or, as described below, by the capco insurer to the insurance companies in the nature of compensatory payments to replace the lost tax credit.

     Investment Requirements. Each of the state capco programs has a requirement that a capco, in order to maintain its certified status, must meet certain investment benchmarks. For example, in New York the capco must invest at least 25% of its "certified capital" (the amount of the original funding of the capco by the insurance companies) by 24 months from the initial investment date, and 40% by 36 months and 50% by 48 months. The various states, which administer these programs through their insurance, banking or commerce departments, conduct periodic reviews and on site examinations of the capcos in order to verify that the capcos have met applicable investment requirements and are otherwise acting in conformance with the statutes and rules. Requirements include limitations on the initial size of the recipients of the capco funds, including the number of their employees, the location within the respective state of the recipients and the recipients' commitment to remain therein for a specified period of time, the types of business conducted by the recipients (which generally exclude real estate, financial services, and professional services such as medical or legal practices), and the terms of the investments in the recipients. All of the capco programs permit the capcos to take majority or controlling interests in companies or joint ventures, as the Company has done and intends to continue to do in appropriate situations consistent with its strategy to invest in or acquire companies which add to its collaborative network. capcos are required to maintain detailed records so as to demonstrate to state examiners compliance with all applicable requirements.

     Capco Insurance. Under the terms of the insurance purchased by the capcos for the benefit of their insurance company investors, the capco insurer assumes the obligation to repay the insurance companies the principal amount of their debt as well as make compensatory payments in the event of a loss of the availability of the related tax credits. The capco insurer, an international insurance company with a AAA credit rating, would be authorized, in the event of a threat of or final decertification by a state, to assume partial or complete control of the business of the capco so as to ensure compliance with investment requirements or other requirements. This would likely avoid final decertification and the necessity of insurance or interest payments. However, control by the insurer would also result in significant disruption of the capco's business and likely result in significant financial loss to the capco. Decertification would also likely impair the Company's ability to obtain certification for capcos in additional states as legislation makes other opportunities available. In order to address this risk of decertification, which may be eliminated entirely in all states in which the Company now operates by meeting a 100% of capital investment threshold, the Company has structured its investment program as aggressively as is consistent with safe and sound operations to meet the investment benchmarks as early as possible. The detail of these investments is set out in the Notes to the Company's financial statements, which are included with this Proxy Statement/Prospectus.

     During  2000,  Newtek  established  three  new  capcos,  Wilshire  New York
Advisors II, LLC, Wilshire Louisiana Partners II, LLC and Wilshire New York Partners III, LLC. These companies received a total of $56.5 million in funding from 13 insurance companies during 2000.

     The Company's Ability to Compete. The Company's capcos have competed in their offerings with the four or five other capcos sponsored by various national financial organizations as well as those locally sponsored companies in one or another state. The Company's management believes it has been successful in raising funds because of:

     * the manner in which it has structured the participation by the insurance companies;

     * the insurance which it has been able to obtain to cover the loss of the tax credits and the obligation to repay principal;

     *    the previous business experience of its principals;

     *    the national marketing of its product; and

     * the extensive contacts which its management has as a result of previous experience in the financial community.

     The Company has structured these securities as debt instruments and warrants for participation in the equity of the particular capco. The warrants issued by each capco entitle the holders to between 4% and 20% of the equity of the particular capco at a nominal exercise price. The warrants have a 10-year term but are not exercisable for 5 years from issue and presently are not exchangeable for any securities other than the particular capcos. The warrants do not provide for any control over the capcos' operations; any such control by an insurance company would be in violation of the state capco statutes.

     These capco programs are, in the view of the Company's management, a complement to the Company's long-term strategy to develop and hold a majority position in or control of early-stage companies principally focused on technology, particularly the Internet and e-commerce. A significant factor in evaluating potential acquisition opportunities is a candidate's ability to support and help other partner company operations. All current capco statutes permit equity as well as debt investments, and seek to have the capco management provide more than simply investment capital to the emerging businesses in the state. Based upon the experience of it management, the Company determined early in the operations of the capcos that the targeted new and small businesses required much more than just the funds available in the capcos. These businesses also require and the Company has provided administrative, managerial, technical, legal and financial management help in structuring and building the businesses. All three of the principal stockholders of the Company have direct and in-depth experience with early-stage businesses. This hands-on management approach of the Company facilitates the accomplishment of the general objectives of the capco programs of economic development, while at the same time permitting the Company, through its capcos, to develop a network of long-term and synergistic investments in related, partner companies.

PARTNER COMPANIES

     MAJORITY-OWNED OR PRIMARILY CONTROLLED PARTNER COMPANIES. Newtek refers to its "partner companies" as those companies in which it owns 50% or more of the outstanding voting securities, or "majority-owned partner companies," and those companies in which it owns more than 25%-but less than 50% of the outstanding securities, and exercises more control over the company than any other stockholder, or "primarily controlled partner companies." The Company provides its partner companies business development services, funding and active participation in management. However, the Company does not act as an agent or legal representative for any of its partner companies, the Company have the power or authority to bind them legally, and does not generally have the types of liabilities for its partner companies that a general partner of a partnership would have. Currently, all of the investments in the partner companies are accounted for under the equity method of accounting. See Note 1 of Notes to Consolidated Financial Statements.

     At December 31, 2000, the Company had eight majority-owned partner companies, all of which were as a result of investments through the capco programs. The majority-owned companies were BizBrokerNet, LLC, Merchant Data Systems Sales & Marketing, LLC, DTE Technologies, LLC, Merchant Data Systems, Starphire, LLC, NicheDirectories, LLC, AIDA, LLC, and Direct Creations, LLC and represent a total investment as of December 31, 2000 of $10,113,734, or 65% of its capco qualified investments. In addition, the Company considers its interest in CB Real Net, LLC to be a primarily controlled partner company. The Company's capco contributed $2,500,000 to CB Real Net, LLC during the quarter ended March 31, 2000. In addition to these partner companies, at December 31, 2000, Newtek had 14 other capco-qualified investments, which were not partner companies, and which represented a total investment of $3,030,781, or 20% of its capco qualified investments. All qualified capco investments at December 31, 2000 totaled $15,644,515.

     For majority-owned partner companies, Newtek will generally actively direct much of their operating activities. For primarily-controlled partner companies, Newtek will generally have significant involvement in and influence over their operating activities, including rights to participate in material management decisions. For those companies in which Newtek's equity ownership and voting power is less than 25%, Newtek is generally not actively involved in their management or day-to-day operations, but offers them advisory services or assistance with particular projects, as well as the collaborative services of its network of companies. In pursuing business objectives, Newtek intends to hold a decreasing portion of its total assets in companies in which it has voting power of less than 25%.

                      MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth, for the periods indicated, the high and low closing sales prices of the common stock as reported on the American Stock Exchange since the Company's listing on the Exchange. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                   Price Range

--------------------------------------------------------------------------
Period                                      High            Low
------                                      ----            ---

Third Quarter: September 20, 2000           $6.38           $6.00
through September 30, 2000
--------------------------------------------------------------------------
Fourth Quarter: October 1, 2000             $5.75           $2.88
through December 31, 2000
--------------------------------------------------------------------------
First Quarter: January 1, 2001              $5.75           $2.88
through March 1, 2001
--------------------------------------------------------------------------

                                  LEGAL MATTERS

     Kutak Rock LLP, Washington, D.C., will pass on the validity of our common stock being registered.

                                     EXPERTS

     The consolidated financial statements of Newtek Capital, Inc. and subsidiaries as of December 31, 2000 and December 31, 1999, and for each of the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        -----------------------------------------------------------------

        -----------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF NEWTEK CAPITAL, INC. COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMPANY'S COMMON STOCK.

                         -------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION;
     INCORPORATION BY REFERENCE                                              i
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS                 i
PROSPECTUS SUMMARY                                                           1
RISK FACTORS                                                                 2
PLAN OF DISTRIBUTION                                                         9
SELLING STOCKHOLDERS                                                         10
USE OF PROCEEDS                                                              11
BUSINESS                                                                     12
MARKET PRICE AND DIVIDEND INFORMATION                                        15
LEGAL MATTERS                                                                16
EXPERTS                                                                      16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All such expenses are to be paid by the
Registrant:

        SEC registration fee.................................         $300
        Stock transfer agent fees and certificates...........        1,000
        Blue Sky filing fees and expenses....................          300
        Accounting fees and expenses.........................       10,000
        Legal fees and expenses..............................       17,500
        Printing, postage and mailing........................        7,500
        Other................................................        1,400
        Total................................................      $38,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Articles of Incorporation contain a provision, authorized by the New York Business Corporation Law ("NBCL"), designed to eliminate in certain circumstances the personal liability of officers and directors for monetary damages to Newtek or its stockholders for breach of their fiduciary duty as officers directors. This provision, however, does not limit the liability of any officer or director who breached his or her duty of loyalty to the Company or its stockholders, acted in bad faith, or whose actions were the result of active and deliberate dishonesty and were material to the cause of action to be adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. This provision will not limit or eliminate the rights of the Company or any stockholder to seek an injunction or any other nonmonetary relief in the event of a breach of an officer or director's duty of care. In addition, this provision applies only to claims against an officer or director arising out of his or her role as officer or director and does not relieve an officer or director from liability unrelated to his fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on officers and directors under the federal securities laws.

     The Company's Restated Articles of Incorporation and Restated Bylaws also provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the NBCL. Under the provisions of the NBCL, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders, and in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful.

     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Company or of the Company's subsidiaries and the Company's officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Company's or its subsidiaries' request.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of exhibits filed as part of this Registration Statement and also serves as the Exhibit Schedules:

EXHIBIT
NUMBER                                DESCRIPTION
------                                -----------

  5      Opinion of Kutak Rock regarding legality of securities being registered
 23.1    Consent  of  PricewaterhouseCoopers  LLP
 23.2    Consent of Kutak Rock (contained in Exhibit 5)
 24      Powers of Attorney (see the signature  page of this Registration
         Statement)

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

        (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) To remove from  registration by means of a post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

        (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act for 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of March, 2001.

                                               NEWTEK CAPITAL, INC.

                                                 By: /s/ Barry Sloane
                                                    -----------------
                                                     Barry Sloane
                                         Chairman and Chief Executive Officer
                                           (Duly Authorized Representative)

     Each person whose signature appears below hereby appoints Barry Sloane his true and lawful attorney-in-fact, with power to act and with full power of substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons (including a majority of the Board of Directors of the Registrant) in the capacities and on the dates indicated.

          SIGNATURE                 TITLE                                DATE
          ---------                 -----                                ----

/s/ Barry Sloane        Chairman of the Board and Chief           March 5, 2001
----------------------    Executive Officer and Secretary
     Barry Sloane



/s/ Jeffrey G. Rubin    President, Chief Investment Officer and   March 5, 2001
----------------------    Director
    Jeffrey G. Rubin



/s/ Brian A. Wasserman  Treasurer, Chief Financial Officer and    March 5, 2001
----------------------    Director
    Brian A. Wasserman



/s/ John Cox            Director                                  March 5, 2001
----------------------
    John Cox



/s/ Steven A. Shenfeld  Director                                  March 5, 2001
----------------------
    Steven A. Shenfeld


                                                                  March 5, 2001
/s/ Matthew Burns       Director
----------------------
     Matthew Burns